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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LATTICE SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5555 NE Moore Court
Hillsboro, Oregon 97124-6421
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 7, 2002

TO OUR STOCKHOLDERS:

        The Annual Meeting of Stockholders of Lattice Semiconductor Corporation will be held at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, OR 97124, on Tuesday, May 7, 2002, at 1:00 p.m., Pacific Time, for the following purposes:

  1.
  To elect two Class I directors, each for a term of three years;

  2.
  To approve an amendment to the 1990 Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 28, 2002; and

  4.
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on March 21, 2002 are entitled to vote at the meeting or any adjournment thereof.

        All stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please promptly sign and return the accompanying proxy card in the enclosed return envelope. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

                      By Order of the Board of Directors

                      Stephen A. Skaggs
                       Secretary

Hillsboro, Oregon
April 4, 2002

5555 NE Moore Court
Hillsboro, Oregon 97124-6421
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING

General

        Our board of directors is soliciting proxies to be used at the 2002 annual meeting of stockholders to be held at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, Oregon, on Tuesday, May 7, 2002, at 1:00 p.m., Pacific Time, or at any adjournment thereof.

        This proxy statement, the accompanying proxy card and our Annual Report were mailed on or about April 4, 2002, to all stockholders entitled to vote at the meeting.

Who Can Vote

        Record holders of common stock at the close of business on March 21, 2002, may vote at the meeting. On March 21, 2002, 109,635,654 shares of common stock were outstanding. Each stockholder has one vote for each share of common stock. The common stock does not have cumulative voting rights.

How To Vote

        Stockholders may vote by mail by signing, dating and mailing the enclosed proxy card. Stockholders who hold their shares through a bank or broker should vote their shares in the manner prescribed by their brokers. If you do not specify how to vote your shares on your proxy card, we will vote them for the nominees for director, for the approval of the proposals presented, and in accordance with the recommendations of our board of directors on any other business which may properly come before the meeting.

Revoking Your Proxy

        You may revoke your proxy at any time before it is exercised by:

  •
  sending a written notice of revocation to the Secretary of Lattice;

  •
  submitting a properly signed proxy with a later date; or

  •
  voting in person at the meeting.

Required Votes

        A majority of the shares of common stock issued and outstanding on March 21, 2002, present in person at the meeting or represented at the meeting by proxy, will constitute a quorum. Shares that are voted "FOR", "AGAINST", "ABSTAIN" or "WITHHELD" from a proposal are treated as being present at the meeting for purposes of establishing a quorum.

        The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker non-votes") are not considered "shares present" and will not affect the outcome of the vote.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our board of directors is divided into three classes. Directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. Classes consist of two or three directors. Two Class I directors will be elected at the meeting for three-year terms ending in 2005. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for the nominee, we will vote your shares for that other person.

        The following table briefly describes the nominees for director and the directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years. There are no family relationships among any of our directors or officers.

Nominee	Age	Principal Occupation and Other Directorships	Director Since	Term Expires	Class
Harry A. Merlo	76	President of Merlo Corporation, a holding company (since July 1995); President and Chairman of the Board of Louisiana-Pacific Corporation, a building materials company (until June 1995).	1983	2005	I
Larry W. Sonsini	60	Chairman and CEO of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm; Director of Brocade Communications Systems Inc., Commerce One, Echelon Corporation, LSI Logic Corporation, Novell, Inc. Pixar, Inc. and Tibco Software.	1991	2005	I
Continuing Directors
Daniel S. Hauer	65	Business consultant (since November 1998); Chairman of the Board of Epson Electronics America, a supplier of CMOS integrated circuits and silicon wafers (until November 1998).	1987	2003	II
Soo Boon Koh	51	Managing Partner of iGlobe Partners Fund, L.P. (since October 1999); Sr. Vice President and Deputy General Manager of Vertex Management Pte, Ltd. (until June 1999).	2000	2003	II
Steven A. Laub	43	Our President (Since 2001); Senior Vice President and COO (until 2001).	2001	2003	II
Mark O. Hatfield	79	Distinguished Professor, Portland State University (since 1997); Distinguished Professor, George Fox University (since 1997); Adjunct Professor, Lewis & Clark College (since 2000); former United States Senator from Oregon (until January 1997).	1997	2004	III
Cyrus Y. Tsui	56	Our Chairman and Chief Executive Officer.	1988	2004	III

Required Vote

        The two nominees receiving the highest number of affirmative votes of the votes cast at the meeting on this matter shall be elected as the Class I directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REELECTION OF HARRY A. MERLO AND LARRY W. SONSINI AS THE CLASS I DIRECTORS OF THE COMPANY.

Board Meetings and Committees

        In 2001, the board of directors held four regularly scheduled meetings and one special meeting. Each director attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the Board on which each director served except Mr. Sonsini, who attended 67% of such meetings.

        Our board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating committee.

  Audit Committee

        The audit committee recommends engagement of the independent accountants and is primarily responsible for reviewing and approving the scope of the audit and other services performed by our independent accountants and for reviewing and evaluating our accounting principles and systems of internal accounting controls. The audit committee meets with management and our independent accountants, who have access to the audit committee without the presence of management representatives. During 2001, the audit committee was composed of Mr. Hatfield, Mr. Merlo and Ms. Koh and met twice.

  Compensation Committee

        The compensation committee makes recommendations to the board of directors concerning the salaries and other compensation paid to the executive officers, the granting of employee stock options and other compensation-related issues. During 2001, the compensation committee was composed of Mr. Hatfield and Mr. Hauer and met once.

  Nominating Committee

        A nominating committee, comprised of Mr. Sonsini and Mr. Tsui, exists to identify persons for future nomination for election to the board of directors. The nominating committee met once during 2001. Stockholders who wish to submit names to the nominating committee for consideration should do so in writing addressed to the nominating committee, c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

Director's Compensation

        Directors who are also our employees (currently Mr. Tsui and Mr. Laub) receive no additional or special compensation for serving as directors. Each non-employee director receives an annual retainer of $20,000 plus $1,500 for each board meeting and $1,000 for each committee meeting they attend.

        Non-employee directors also receive options to purchase shares of our common stock. Director options were issued in 2001 under our 1993 Outside Directors Stock Option Plan (the "1993 Plan") and our 2001 Outside Directors Stock Option Plan (the "2001 Plan"), both of which provide for automatic grants of stock options to non-employee directors. Under the 1993 Plan, each non-employee director received a grant of 72,000 shares upon initial appointment and on the date any previously granted option became fully vested. In February, 2001, Mr. Hatfield received 72,000 shares under this plan. These shares generally vest quarterly over a four-year period and expire ten years from the grant date. The 1993 Plan was terminated in August, 2001, and replaced by the 2001 Plan.

        Under the 2001 Plan, new non-employee directors receive a grant of 72,000 shares upon initial appointment to the board. These shares generally vest quarterly over a four-year period and expire ten years from the grant date. In addition, each non-employee director receives a subsequent grant of 18,000 shares per year. These shares generally vest quarterly over a one year period three years after grant date and expire ten years from grant date. When the 2001 Plan became effective in August, 2001, each non-employee director received a grant of 72,000 shares, except Mr. Hatfield who received 9,000 shares and Ms. Koh who received 18,000 shares.

Transactions with Management

        Mr. Sonsini, one of our directors, is Chairman and CEO of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm based in Palo Alto, California. This firm serves as our primary outside legal counsel.

Employment Agreements

        In September 1988, we entered into an employment letter with Mr. Tsui pursuant to which Mr. Tsui serves as Chief Executive Officer. In addition to providing for an annual base salary and bonus arrangements, the letter provides that in the event of a change in control of Lattice, any unvested options to purchase our common stock held by Mr. Tsui shall become fully vested. Additionally, in the event Mr. Tsui is involuntarily terminated, other than for cause, we must continue to pay his salary for up to six months, or until Mr. Tsui begins employment elsewhere, whichever occurs sooner, and options vesting during that period are exercisable.

Audit and Related Fees

        The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for the following services during 2001:

Audit Fees (1)	$153,882
Financial information system design and implementation fees (2)	$0
All other fees (3)	$146,674

Total fees	$300,556

(1)
Represents the aggregate fees billed for professional services rendered for the audit of our 2001 annual financial statements and for the review of the financial statements included in our quarterly reports during such period.

(2)
Represents the aggregate fees billed for operating or supervising the operation of our information system, managing our local area network and/or designing or implementing a hardware or software system that aggregates data or generates information significant to the generation of our financial statements.

(3)
Represents the aggregate fees billed in 2001 for services related to income taxes, registration statements, and foreign and statutory audits and filings.

        The Audit Committee has determined that the provision of services rendered above for all other fees is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Audit Committee Report

        The audit committee of the board of directors is composed of three directors, each of whom is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The board of directors has adopted a written Audit Committee Charter.

        The responsibilities of the audit committee include recommending to the Board of Directors an accounting firm to be engaged as our independent accountant. Management is responsible for maintaining our financial controls and preparing our financial reports. Our independent accountant is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing an audit report. The audit committee's responsibility is to execute the audit committee charter and oversee these processes. In fulfilling our responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in our 2001 Annual Report with management and our independent accountant.

        The audit committee discussed with our independent accountant matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees". In addition, the audit committee discussed with our independent accountant their independence from Lattice and our management, including the written disclosures submitted to the audit committee by our independent accountant as required by the Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees".

        Based upon our discussions with management and our independent accountant and our review of the representations of management and the report of our independent accountant, we recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2001.

                      Audit Committee

                      Harry A. Merlo, Chairman
                      Mark O. Hatfield
                      Soo Boon Koh

Compensation Committee Interlocks and Insider Participation

        The members of our compensation committee during 2001 were Mr. Hatfield and Mr. Hauer. Neither Mr. Hatfield nor Mr. Hauer was or is one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee

        The compensation committee, comprised of non-employee directors, sets, reviews and administers our executive compensation program. The role of the compensation committee is to establish and approve the salary of our Chief Executive Officer and the incentive compensation paid to our executive officers. The committee also administers our employee stock option plans, and reviews and approves stock option grants to all our employees.

        Compensation Philosophy.    Our compensation philosophy is that cash incentive compensation of executive officers should be directly linked to our short-term performance while longer-term incentives, such as stock options, should be aligned with the objective of enhancing stockholder value over the long term. We believe the use of stock options strongly links the interests of our officers and employees to the interests of our stockholders. In addition, we believe that our total compensation packages must be competitive with other companies in our industry to ensure that we can continue to attract, retain and motivate the senior managers who we believe are critical to our long-term success.

        Components of Executive Compensation.    The principal components of executive compensation are base salary, the Executive Incentive Plan and stock options.

        Base salaries are set based on competitive factors and the historic salary structure for various levels of responsibility within Lattice. The compensation committee periodically conducts surveys of companies in our industry in order to determine whether our executive base salaries are in a competitive range. Generally, salaries are set at the middle to high end of this range. In addition, we rely on variable incentive compensation in order to emphasize the importance of short term performance.

        Our Executive Incentive Plan is a bonus plan linked directly to our profitability. This plan in particular emphasizes our belief that, when we are successful, our executives should be highly compensated, but that, conversely, if we are unsuccessful and not profitable, no bonuses should be paid absent extraordinary circumstances. The total bonus pool determined under the plan is based directly on our operating profit, excluding charges associated with amortization of intangible assets. With respect to our Chief Executive Officer, an individual bonus is determined by formula based on the total bonus pool and his base salary. The bonus derived from such formula is paid to the Chief Executive Officer in a combination of stock and cash, pursuant to our 1996 Stock Incentive Plan. With respect to other executives, individual cash bonuses are determined by formula based on the total bonus pool, individual base salary and individual performance relative to key objectives as determined by the Chief Executive Officer. As a result, in year 2001, a profitable period after exclusion of charges associated with intangible asset amortization, the base salaries of the named executive officers (as subsequently defined) comprised 52-83% of their total cash compensation.

        The principal equity component of executive compensation is our employee stock option program. Stock options are generally granted when an executive joins us and on an annual basis thereafter under a replenishment program. Initial stock option grants vest over a period of four years. The purpose of the annual replenishment program is to ensure that our executives always have options that vest in increments over a subsequent four-year period. Stock options are also occasionally granted for promotions or other special achievements. Stock options provide a means of retention and motivation for our executives and also align their interests with long-term stock price appreciation. In addition, executives are eligible to participate in a payroll deduction employee stock purchase plan. Under this plan, available to all domestic employees, company stock may be purchased at 85% of the fair market value at the beginning or end of a six month offering period, whichever is less (up to a maximum of $25,000 worth of stock per calendar year or 10% of salary, whichever is less).

        Executives also participate in our profit sharing plan. Under this plan, a specified percentage of operating profit, excluding charges associated with amortization of intangible assets, is set aside and distributed among all domestic employees based on tenure. Other elements of executive compensation include participation in a company-wide life insurance program, supplemental life insurance, long-term disability insurance, company-wide medical benefits and the ability to defer compensation pursuant to both a company-wide 401(k) plan and a supplemental deferred compensation plan. We made discretionary contributions to the company-wide 401(k) plan of up to 5% of participating employee's eligible base pay until July of 2001.

        Other Compensation Considerations.    The compensation committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which restrict the deductibility of executive compensation paid to any of our five most highly-paid executive officers at the end of any fiscal year to the extent that such compensation exceeds $1 million in any year and does not qualify for an exemption under the statute or related regulations. We have qualified our 1996 Stock Option Plan and our 2001 Stock Option Plan as performance based plans and therefore compensation realized in connection with exercises of options and payment of certain performance bonuses granted under these plans is exempt under the Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be tax deductible.

                      Compensation Committee

                      Mark O. Hatfield, Chairman
                      Daniel S. Hauer

EXECUTIVE COMPENSATION

Summary of Compensation

        The following table provides certain summary information concerning compensation paid to or accrued for our Chief Executive Officer and each of our four other most highly compensated executive officers (our "named executive officers") for the year ended December 29, 2001, the year ended December 30, 2000 and the fiscal period ended December 31, 1999:

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Annual Compensation
Name and Principal Position					Stock Option Grants (# of shares)(4)	All Other Compensation
	Fiscal Year(1)	Salary(2)	Bonus(3)
Tsui, Cyrus Y. CEO	2001 2000 Fiscal Period ended 12/31/99	646,920 632,220 581,105	600,000 3,252,684 1,343,069	(5) (5) (5)	768,375 1,050,000 525,000	41,853 48,440 42,110	(6) (7) (8)
Laub, Steven A President	2001 2000 Fiscal Period ended 12/31/99	258,727 301,250 255,180	200,000 1,211,000 500,000		568,084 360,000 180,000	5,804 22,322 16,421	(6) (7) (8)
Skaggs, Stephen A. Senior VP & CFO	2001 2000 Fiscal Period ended 12/31/99	253,038 248,750 222,500	190,000 941,000 360,000		204,900 280,000 140,000	6,187 14,204 13,455	(6) (7) (8)
Barone, Frank J. Corporate VP, Product Operations	2001 2000 Fiscal Period ended 12/31/99(9)	322,230 320,725 170,530	65,000 478,000 116,415		77,048 70,000 0	10,163 22,824 7,656	(6) (7) (8)
Donovan, Stephen M. Corporate VP, Sales	2001 2000 Fiscal Period ended 12/31/99	210,000 205,250 188,250	120,000 585,000 240,000		75,712 60,000 50,000	6,919 14,203 15,231	(6) (7) (8)

(1)
On November 9, 1999, we changed from a fiscal year ending in March to a fiscal year ending in December. Due to the change, our fiscal period ended December 31,1999 was a nine month period which began April 4, 1999 and ended January 1, 2000. For purposes of the summary compensation table for that period, salary and all other compensation include all compensation paid during the twelve months ended January 1, 2000; bonuses represented those earned and stock options those granted during the nine month fiscal period.

(2)
Salary includes amounts deferred pursuant to out 401(k) savings plan.

(3)
Bonuses for each year include amounts earned for a given year, even if paid in subsequent years, and exclude bonuses paid during such year that were earned for a prior year. Bonuses for the fiscal period ended December 31, 1999 include only those paid in relation to the nine month fiscal period.

(4)
All grants have been adjusted to reflect the two-for-one splits paid September 16, 1999 and October 11, 2000.

(5)
Bonuses were paid in our common stock and cash, pursuant to our 1996 Stock Incentive Plan and based on attainment of performance goals established in advance by the board of directors. For 2001, Mr. Tsui received $600,000 in cash. For 2000, Mr. Tsui received $777,250 in cash, and shares as follows: 31,374 shares worth $798,076 for the quarter ended July 1, 2000, 25,706 shares worth $750,294 for the quarter ended September 30, 2000, and 36,936 shares worth $891,081 for the quarter ended December 30, 2000. For the fiscal period 1999, Mr. Tsui received $336,107 in cash, and shares as follows: 16,284 shares worth $348,071 for the quarter ended October 2, 1999, and 24,142 shares worth $644,290 for the quarter ended December 31,1999. The remainder of the bonus in each year was paid in cash to provide reimbursement for taxes. (All shares have been adjusted to reflect the two-for-one splits paid September 16, 1999 and October 11, 2000.)

(6)
Includes payments we made during 2001 for life and disability insurance in the amounts of $34,399 for Mr. Tsui, $1,766 for Mr. Laub, $533 for Mr. Skaggs, $4,510 for Mr. Barone, and $1,265 for Mr.Donovan. Also includes contributions we made to the 401(k) plan in the amounts of $5,654 for Mr. Tsui, $4,039 for Mr. Laub, $5,654 for Mr. Skaggs, $5,654 for Mr. Barone, and $5,654 for Mr. Donovan. Also includes patent awards of $1,800 for Mr. Tsui.

(7)
Includes payments we made during 2000 for life and disability insurance in the amounts of $34,860 for Mr. Tsui, $6,822 for Mr. Laub, $3,704 for Mr. Skaggs, $12,324 for Mr. Barone, and $4,251 for Mr. Donovan. Also includes contributions we made to the 401(k) plan in the amounts of $10,500 for Mr. Tsui, $10,500 for Mr. Laub, $10,500 for Mr. Skaggs, $10,500 for Mr. Barone, and $9,952 for Mr. Donovan. Also includes patent awards of $3,080 for Mr. Tsui and a ten year service award of $5,000 for Mr. Laub.

(8)
Includes payments we made during fiscal period 1999 for life and disability insurance in the amounts of $32,110 for Mr. Tsui, $6,421 for Mr. Laub, $3,703 for Mr. Skaggs, $6,676 for Mr. Barone, and $3,968 for Mr. Donovan. Also includes contributions we made to the 401(k) plan in the amounts of $10,000 for Mr. Tsui, $10,000 for Mr. Laub, $9,752 for Mr. Skaggs, $980 for Mr. Barone, and $7,263 for Mr. Donovan. Also includes a ten year service award of $4,000 for Mr. Donovan.

(9)
Mr. Barone joined Lattice on June 15, 1999 in connection with our acquisition of Vantis Corporation. Mr. Barone's compensation for the fiscal period ended December 31, 1999 includes all compensation paid from June 15, 1999 through December 31, 1999.

OPTIONS GRANTED AND OPTIONS EXERCISED IN 2001

        The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the year ended December 29, 2001, as well as options held by the named executive officers as of December 29, 2001.

OPTION GRANTS IN 2001

	Individual Grants						Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation (through Expiration Date)
Name and Principal Position	Option Grants (# of shs)	% of Total Options Granted		Exercise Price ($/sh)(1)		Expiration Date	5% Per Year $(2)		10% Per Year $(2)
Tsui, Cyrus Y. CEO	525,000 243,375	9.2 4.3	% %	$ $	24.91 17.08	8/7/11 10/30/11	$ $	8,224,527 2,614,217	$ $	20,842,565 6,624,940
Laub, Steven A. President	450,000 118,084	7.9 2.1	% %	$ $	24.91 17.08	8/7/11 10/30/11	$ $	7,049,594 1,268,402	$ $	17,865,056 3,214,379
Skaggs, Stephen A. Senior VP & CFO	140,000 64,900	2.5 1.1	% %	$ $	24.91 17.08	8/7/11 10/30/11	$ $	2,193,207 697,125	$ $	5,558,017 1,766,651
Barone, Frank J. Corporate VP, Product Operations	60,000 17,048	1.1 0.3	% %	$ $	24.91 17.08	8/7/11 10/30/11	$ $	939,946 183,121	$ $	2,382,007 464,066
Donovan, Stephen M. Corporate VP, Sales	60,000 15,712	1.1 0.3	% %	$ $	24.91 17.08	8/7/11 10/30/11	$ $	939,946 168,771	$ $	2,382,007 427,698

(1)
Unless otherwise noted, these options were granted under our 1996 and 2001 Stock Incentive Plans, and have an exercise price equal to the fair market value of our common stock as of the date of the grant. These grants vest quarterly over a two or four year period.

(2)
The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices for our common stock.

OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

			Number of Unexercised Options at Year-End
					Value of Unexercised In The Money Options At Year-End ($)
Name and Principal Position	Shares Acquired On Exercise (#)	Value Realized	Vested (# of shrs)	Unvested (# of shrs)
					Vested (1)	Unvested (1)
Tsui, Cyrus Y. CEO	353,168	$6,500,481	1,509,375	1,884,000	$12,936,984	$5,588,691
Laub, Steven A. President	390,000	$5,975,518	284,375	933,709	$1,469,288	$2,061,615
Skaggs, Stephen A. Senior VP & CFO	50,000	$796,255	352,500	502,400	$2,773,363	$1,490,318
Barone, Frank J. Corporate VP, Product Operations	0	0	263,445	168,987	$2,693,906	$552,830
Donovan, Stephen M. Corporate VP, Sales	40,000	$682,761	263,125	202,587	$3,051,203	$1,118,437

(1)
Represents the difference between the exercise prices of the options and the closing price of our common stock on December 29, 2001.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

        The following graph shows the five-year comparison of cumulative stockholder return on our common stock, the S&P 500 Index, the S&P Technology Sector (previously named the S&P High Technology Index), and the S&P Mid Cap Semiconductor Index from March 1996 through December 2001. The S&P Technology Sector Index is being terminated and will not be available next year. Cumulative stockholder return assumes $100 invested at the beginning of the period in our common stock, the S&P 500, the S&P Technology, and the S&P Mid Cap Semiconductor Index. Historical stock price performance is not necessarily indicative of future stock price performance.

Lattice Cumulative Stockholder Return

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth, as of March 21, 2002, information about (i) persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, (ii) each director and named executive officer and (iii) all directors and executive officers as a group:

Beneficial Owner	Number of Shares (1)		Percent of Class
FMR Corporation 82 Devonshire St. Boston MA 02109	16,444,830	(2)	15.0%
Merrill Lynch World Financial Center, North Tower 250 Vesey Street New York, NY 10381	9,874,828	(2)	9.0%
T. Rowe Price Associates 100 E. Pratt Street Baltimore, MD 21202	8,224,840	(2)	7.5%
State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, IL 61701	6,503,900	(2)	5.9%
Citigroup 399 Park Avenue New York, NY 10043	6,276,579	(2)	5.7%
Cyrus Y.Tsui Chairman of the Board and CEO	3,645,814	(3)	3.3%
Stephen A. Skaggs, Senior Vice President and CFO	526,306	(4)	*
Steven A. Laub, President and Director	455,033	(5)	*
Steven M. Donovan, Corporate Vice President, Sales	356,487	(6)	*
Frank J. Barone, Corporate Vice President, Product Operations	286,802	(7)	*
Harry A. Merlo, Director	183,850	(8)	*
Daniel S. Hauer, Director	132,360	(9)	*
Larry W. Sonsini, Director	94,860	(10)	*
Soo Boon Koh, Director	32,950	(11)	*
Mark O. Hatfield, Director	22,500	(12)	*
All directors and executive officers as a group (20 persons)	7,694,470	(13)	7.0%

*
Less than one percent.

(1)
Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject to community property laws where applicable.

(2)
Based upon information received from Schedule 13G filings under the Securities Exchange Act of 1934, as amended.

(3)
Includes 1,963,969 shares exercisable under options within 60 days of the Record Date. Also includes 223,539 shares held for the benefit of Mr. Tsui by our supplemental deferred compensation plan.

(4)
Includes 473,725 shares exercisable under options within 60 days of the Record Date. Also includes 11,613 shares held for the benefit of Mr. Skaggs by our supplemental deferred compensation plan.

(5)
Includes 426,396 shares exercisable under options within 60 days of the Record Date.

(6)
Includes 323,303 shares exercisable under options within 60 days of the Record Date. Also includes 13,768 shares held for the benefit of Mr. Donovan by our supplemental deferred compensation plan.

(7)
Includes 283,957 shares exercisable under options within 60 days of the Record.

(8)
Excludes an aggregate of 65,260 shares as to which Mr. Merlo disclaims beneficial ownership, which are held by the Harry A. Merlo Charitable Remainder Trusts and the Merlo Educational Trust; includes 75,500 shares exercisable under options within 60 days of the Record Date.

(9)
Includes 45,000 shares exercisable under options within 60 days of the Record Date.

(10)
Includes 85,500 shares exercisable under options within 60 days of the Record Date.

(11)
Includes 31,500 shares exercisable under options within 60 days of the Record Date.

(12)
Includes 22,500 shares exercisable under options within 60 days of the Record Date.

(13)
Includes 5,367,309 shares exercisable under options within 60 days of the Record Date. Also includes 248,919 shares held for the benefit of executive officers by our supplemental deferred compensation plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, for 2001, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with.

PROPOSAL 2: APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

        The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders in 1990. The stockholders approved, in August 1993, an increase of 900,000 shares to the original number of shares reserved for the Purchase Plan. In May 1997, the Board of Directors amended the Purchase Plan, subject to stockholder approval, to increase the shares reserved for issuance from 1,800,000 shares to 2,800,000 shares, (as adjusted for the two-for-one stock splits paid September 16, 1999 and October 11, 2000). In February 2002, the Board of Directors amended the Purchase Plan, subject to stockholder approval, to increase the shares reserved for issuance from 2,800,000 shares to 3,700,000 shares. The Board believes that increasing the number of shares available under the Purchase Plan will enable Lattice to continue its policy of encouraging employee equity participation by enabling employees to purchase Lattice common stock at a discount from the market price through voluntary payroll deductions. Employee participation in the Purchase Plan has been broadly-based. Approximately 66% of our eligible employees participated in this plan during the purchase period ending December 31, 2001. The Board believes that the increased opportunity for employee equity participation will promote the attraction, retention and motivation of employees.

Purchase Plan Activity

        Since the Purchase Plan's inception in 1990, and as of March 21, 2002, (without taking into account the proposed amendment to the Purchase Plan), we had issued and sold an aggregate of 2,543,434 shares of common stock pursuant to the Purchase Plan and 256,566 shares of common stock were available for future issuance under the Purchase Plan. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth certain information regarding shares purchased under the Purchase Plan during 2001 by each of the named executive officers, all current executive officers as a group and all non-executive officer employees as a group:

EMPLOYEE STOCK PURCHASE PLAN

Name and Position	Dollar Value (1)	Number Of Shares Purchased
Cyrus Y. Tsui, CEO	$33,184	1,360
Steven A. Laub, President	$19,771	873
Stephen A. Skaggs, Senior VP and CFO	$25,920	1,147
Barone, Frank J. Corporate VP, Product Operations	$28,623	1,219
Donovan, Stephen M. Corporate VP, Sales	$0	0
All Executive Officers as a group	$282,078	12,551
All other employees (excluding executive officers) as a group	$4,097,508	190,498

(1)
Represents the market value of the shares on the date of purchase. The purchase price paid by each participant in the Purchase Plan is at least 15% below the market value. See "Summary of Purchase Plan—Right to Purchase Shares".

Summary of the Purchase Plan

        The purpose of the Purchase Plan is to provide a convenient and practical means for our domestic employees to purchase common stock and a method by which we may assist and encourage employees to become stockholders. The Purchase Plan is intended to be a permanent program but the Board of Directors may terminate the Purchase Plan at any time.

        Eligibility.    Except as described below, all US based regular-status employees of Lattice and its domestic subsidiaries who have been so employed for at least six months and work more than twenty hours per week are eligible to participate in the Purchase Plan. Any employee who owns or would be deemed to own five percent or more of the voting power or value of all classes of our stock is ineligible to participate in the Purchase Plan.

        Administration.    The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The Board of Directors may promulgate rules and regulations for the operation of the Purchase Plan, adopt forms for use in connection with the plan, decide any question of interpretation of the plan or rights arising thereunder and generally supervise the administration of the plan.

        Right to Purchase Shares.    Eligible employees may participate in the Purchase Plan by electing to contribute to the plan by means of a payroll deduction. Participants may contribute to the Purchase Plan from $10 to 10 percent of their total base salary during each pay period in the offering period. No employee's rights to acquire shares of common stock may accrue at a rate that exceeds $25,000 per calendar year. The $25,000 limit is based on the fair market value of the shares as of the relevant enrollment date. At the end of each six-month offering period, June 30 and December 31 each year, we will apply the amount contributed by the participant during the offering period to the purchase of whole shares of common stock reserved under the Purchase Plan. The purchase price per share of common stock is equal to the lesser of 85 percent of the fair market value of the common stock on the first trading day of the offering period or the last trading day of the offering period. Any cash amount remaining after the purchase of whole shares will be retained in the participant's account for application on the next purchase date.

        Neither payroll deductions credited to a participant's account nor any rights under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant's employment because of death, retirement or disability, the payroll deductions credited to the participant's account will be used to purchase shares of common stock on the next purchase date under the plan. Any remaining balance is returned to the participant or his or her beneficiary. A participant may withdraw the entire accumulated balance in his or her account and terminate participation in the Purchase Plan by giving written notice, except that no amounts may be withdrawn within 15 days prior to the last day of an offering period.

        Amendments.    The Board of Directors may amend the Purchase Plan, except that without stockholder approval, the Board of Directors may not increase the number of shares reserved for issuance under the plan, permit the sale of shares to noneligible employees, materially increase benefits or materially modify eligibility requirements. The Board of Directors may terminate the Purchase Plan at any time. Upon termination, amounts credited to participants' accounts will be returned to participants.

United States Tax Information

        The Purchase Plan, and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. However, the participant will generally be subject to tax upon the sale or other disposition of the shares. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased (the "Holding Periods"), the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15 percent of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of the Holding Periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Lattice is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the Holding Periods.

        The foregoing summary of the effect of United States federal income taxation upon the participant and Lattice in connection with the Purchase Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

Required Vote

        The approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the Votes Cast on this matter at the Annual Meeting. See "Information Concerning Solicitation and Voting—General".

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        In February 2002, the Board of Directors appointed PricewaterhouseCoopers LLP to act as our independent accountants for the year ending December 28, 2002, subject to ratification of the appointment by the stockholders. PricewaterhouseCoopers LLP has served as our independent accountants since 1988. Representatives of PricewaterhouseCoopers LLP have been invited and are expected to attend the annual meeting, will be given the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

Required Vote

        The proposal to ratify the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast at the annual meeting. In the event of a negative vote on such ratification, the Board will reconsider its selection.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 28, 2002.

ANNUAL REPORT

        Our Annual Report to Stockholders for 2001 was sent to our stockholders together with this proxy statement. We will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of our common stock at the close of business on March 21, 2002, a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for our most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary of Lattice at the address set forth in the Notice of Annual Meeting immediately preceding this proxy statement.

OTHER BUSINESS

        The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the Board of Directors may recommend.

METHOD AND COST OF SOLICITATION

        The cost of solicitation of proxies will be paid by Lattice. In addition to solicitation by mail, certain of our employees, for no additional compensation, may request the return of proxies personally or by telephone, fax or e-mail. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies.

STOCKHOLDER PROPOSALS

        To be considered for inclusion in the proxy statement and other material for our 2003 annual meeting, a stockholder proposal must be in writing and received by the Secretary of Lattice no later than December 5, 2002. In addition, our bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of Lattice not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder notice, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder notice must include the stockholder's name and address as it appears on Lattice's records and the class and number of shares of Lattice's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the name, age, business and residence address of such person, the principal occupation of such person, the class and number of shares of Lattice which are beneficially owned by such person and any other information concerning the nominee that must be disclosed of nominees in a proxy solicitation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the executed consent of each nominee to being named in the proxy statement for such proxy solicitation as a nominee, and to serve on our board of directors, if elected.

        It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped return envelope.

By Order of the Board of Directors
Stephen A. Skaggs Secretary
Hillsboro, Oregon April 4, 2002

PROXY

LATTICE SEMICONDUCTOR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2002

        The undersigned stockholder of LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2002, and hereby appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lattice Semiconductor Corporation to be held on May 7, 2002 at 1:00 p.m., Pacific Time, at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, OR 97124, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(Continued, and to be marked, dated and signed, on the other side)

/*\ FOLD AND DETACH HERE /*\

Please mark your votes as indicated in this example	☒
1.	Election of	01 Harry A. Merlo
and
02 Larry W. Sonsini
FOR the nominees listed above except as noted below. ☐	WITHHOLD authority to vote for the nominees listed. ☐

2.	Proposal to approve an amendment to the Company's 1990 Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder:
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Lattice's independent accountants for the fiscal year ending December 28, 2002:
	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S 1990 EMPLOYEE STOCK PURCHASE PLAN INCREASING THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

DATED , 2002
Signature
Signature

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

/*\ FOLD AND DETACH HERE /*\

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTIONS GRANTED AND OPTIONS EXERCISED IN 2001
OPTION GRANTS IN 2001
OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES
COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN
Lattice Cumulative Stockholder Return
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2: APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ANNUAL REPORT
OTHER BUSINESS
METHOD AND COST OF SOLICITATION
STOCKHOLDER PROPOSALS
LATTICE SEMICONDUCTOR CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2002